CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Oppenheimer Series Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer
Disciplined Allocation Fund and Oppenheimer Value Fund (collectively the
Oppenheimer Series Fund, Inc.), of our reports dated December 16, 2004, included in the Statements of Additional Information, which are part of such
Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statements of Additional Information.

                              /s/ KPMG LLP
                             KPMG LLP

Denver, Colorado
February 23, 2005